EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated June 10, 2005 (except for Note 6, as to which the date is June 19, 2006) accompanying the consolidated financial statements and schedule and management's assessment of the effectiveness of internal control over financial reporting included in the Annual Report of Measurement Specialties, Inc. and Subsidiaries on Form 10-K/A for the year ended March 31, 2005. We hereby consent to the incorporation by reference of said report in the Registration Statements of Measurement Specialties, Inc. and Subsidiaries on Form S-3 (File No. 333-116967, effective June 29, 2004 and Forms S-8 (File No. 333-129946, effective November 23, 2005, File No. 333-116966, effective June 29, 2004, File No. 333-66454, effective August 1, 2001, File No. 333-11171, effective August 30, 1996, and File No. 033-76646, effective August 30, 1996).

/s/ GRANT THORNTON LLP

New York, New York
June 17, 2006